Exhibit 7.25

October 15, 2007

CONFIDENTIAL

FERTITTA COLONY PARTNERS LLC

2960 West Sahara Avenue

Las Vegas, NV 89102

FERTITTA PARTNERS LLC

2960 West Sahara Avenue

Las Vegas, NV 89102

Re:  Acquisition Financing –  Third Amended and Restated (CMBS) Financing Commitment Letter

Ladies and Gentlemen:

You have informed German American Capital Corporation (“GACC”), Deutsche Bank AG, New York Branch (“DB”) and JPMorgan Chase Bank, N.A. (“JPMorgan” and, together with DB and GACC, collectively, the “Commitment Parties”) that one or more affiliates of Colony Capital, LLC (collectively, “Colony”), Mr. Frank J. Fertitta III and his personal investment vehicles (collectively, “Frank Fertitta”) and Mr. Lorenzo J. Fertitta and his personal investment vehicles (collectively, “Lorenzo Fertitta” and together with Colony and Frank Fertitta, the “Principal Investors”), together with other co-investors that are reasonably acceptable to, the Commitment Parties prior to the Closing Date (defined below) and their respective affiliates (collectively, the “Sponsors”) and other members of the management team of Station Casinos, Inc. (the “Target”) and other persons reasonably acceptable to the Commitment Parties (collectively, the “Management Investors” and, together with the Sponsors, the “Equity Investors”) have caused the  formation of Fertitta Colony Partners LLC, a newly formed limited liability company (“Sponsor LLC”).  Sponsor LLC will be the parent of a new Nevada corporation (“Sponsor Holdco”) which would (i) acquire, through a newly formed Nevada corporation wholly-owned by Sponsor Holdco (“Sponsor Merger Sub”), approximately 75% of the non-voting common stock of the Target, by way of a merger of Sponsor Merger Sub with and into the Target (the “Acquisition” or the “Merger”) and (ii) concurrently with the consummation of the Acquisition, refinance (the “Refinancing”) the existing senior secured revolving credit facility of the Target and its subsidiaries, provided that Sponsor LLC may instead own Merger Sub directly (rather than indirectly through Sponsor Holdco).  In connection with the Merger, Frank Fertitta, Lorenzo Fertitta, Blake and Delise Sartini and the Management Investors will cause the formation of Fertitta Partners LLC, a newly formed Nevada limited liability company (“Fertitta Partners”) to which Frank Fertitta, Lorenzo Fertitta and Blake and Delise Sartini will contribute a portion of the shares of common stock of Target held by such parties.  Following the consummation of the Merger, Fertitta Partners will own approximately 25% of the non-voting common stock of the Target.  Immediately following the consummation of the Merger, FCP VoteCo, LLC, a newly formed Nevada limited liability company that will be owned by Frank Fertitta, Lorenzo Fertitta and Thomas J. Barrack, Jr. (“FCP VoteCo”), will purchase for nominal consideration shares of voting common stock of the Target which will have limited economic rights.  In addition, following the consummation of the Merger and related transactions Target will own, directly or indirectly, 100% of the equity interests in the Mezzanine Borrowers and Senior Borrower (collectively, “Borrower”) described in the term sheet attached hereto as Exhibit B (the “Term Sheet”).  Senior Borrower shall use the cash proceeds of the CMBS Loan contemplated herein, inter alia, to purchase membership interests of newly formed wholly owned real estate holding subsidiaries that will at such purchase closing own the real estate assets used by certain operating subsidiaries of the Target.  Prior to the closing, these real estate subsidiaries will be wholly owned by such operating subsidiaries of the Target and will be merged into Senior Borrower immediately after the purchase closing.  The real estate assets thereby acquired by Senior Borrower will be leased to the Target, which will in turn sublease the same back to the existing operating subsidiaries of the Target (“Subsidiary OpCos”).

In order to effect the Acquisition, the Refinancing, to pay all fees and expenses incurred in connection with the Transaction (as defined below) and to provide for the working capital needs and general corporate requirements of the Borrower and its subsidiaries after giving effect to the Acquisition, you have advised us that you intend to implement the following transactions:  (i) the contribution of equity to Sponsor Holdco and Fertitta Partners by the Equity Investors in an aggregate amount equal to at least 32.5% of the consideration payable under the Acquisition Agreement defined below (a portion of which in an amount to be agreed may be in the form of rollover equity provided by Frank Fertitta, Lorenzo Fertitta and certain other Sponsors and/or Management Investors) (the “Equity Financing”) or such additional amount as the Equity Investors shall elect to contribute in their sole discretion, (ii) the procurement by the Target of senior secured revolving credit facilities in the aggregate amount of $650.0 million (the “Revolving Credit Facility”) and senior secured term credit facilities in the aggregate amount of $250.0 million (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Corporate Credit Facilities”) and (iii) the procurement by Borrower of a first lien mortgage loan and mezzanine financing in the aggregate amount of $2,475.0 million (collectively, the “CMBS Loan”).

The transactions described in clauses (i) through (iii) above, as more fully described in the Term Sheet, are collectively referred to herein as the “Financing Transactions.”  The Financing Transactions, the Refinancing and the Acquisition are collectively referred to herein as the “Transaction.”  All funds required to finance the Acquisition and Refinancing, and to pay all fees and expenses incurred in connection with the Transaction, shall be provided pursuant to the Financing Transactions.

1.             Commitment.  DB and GACC (in such capacity, collectively, “DB Initial Lender”) are, and JPMorgan (together with DB Initial Lender, in such capacity, collectively, the “Initial Lenders”) is, pleased to confirm to Sponsors, Sponsor LLC and Fertitta Partners that, subject to the terms set forth herein and in the Term Sheet, each of DB Initial Lender and JPMorgan hereby severally commits (each, a “Commitment” and collectively, the “Commitments”) to provide, either directly through GACC or DB or through one or more of their affiliates (in the case of DB Initial Lender), and through JPMorgan or one or more of its affiliates, 62.5% and 37.5%, respectively, of the CMBS Loan to Borrower in an aggregate amount equal to $2.475 billion (the “Aggregate Commitment”), subject to (i) Sponsor LLC’s acceptance of this letter (together with all Exhibits and Schedules attached hereto, the “Commitment Letter”); (ii) satisfaction (or waiver by the appropriate party) of the terms and conditions set forth herein (including, without limitation, the coordinated and concurrent closing of each Commitment); and (iii) the prior satisfaction of the Loan Closing Conditions set forth in Exhibit A attached hereto.  Upon satisfaction of the Loan Closing Conditions, the CMBS Loan shall be made available on the Closing Date by the Initial Lenders in accordance with the terms set forth in the Term Sheet.  The “Closing Date” shall be a date prior to the Termination Date (as defined in Exhibit A) mutually acceptable to the Initial Lenders and Sponsor LLC and at which time all the applicable conditions to closing the CMBS Loan (the “Closing”) shall have been satisfied.

2.             Fees.  Sponsor LLC agrees to pay the fees set forth in the separate fee letter (the “Fee Letter”) dated of even date herewith with Fertitta Partners and the Initial Lenders in accordance with the terms of the Fee Letter (the “Agreed Fees”).  The effectiveness of the Commitments is subject to the payment of the Commitment Fees specified in the Fee Letter in immediately available funds, which payment shall occur on or before the date specified in the Fee Letter.

3.             Indemnification; Expenses.  Each of Sponsor LLC and Fertitta Partners agrees to indemnify and hold harmless the Initial Lenders, all other lenders, any arranger, bookrunner or agent acting on behalf of any lender, and each of the other Indemnified Persons identified in accordance with and as set forth in the indemnification provisions attached as Exhibit C hereto (the “Indemnification Provisions”) and hereby made a part hereof as though fully set forth herein.

In further consideration of the issuance of this Commitment Letter, and recognizing that in connection herewith the Initial Lenders are incurring substantial costs and expenses in connection with the documentation of the Commitments and the CMBS Loan, due diligence, loan closing, syndication, securitization and underwriting with respect to the proposed CMBS Loan, including, without limitation, fees and expenses of counsel, accounting fees, transportation, duplication and printing, third party consultant costs, appraisals, environmental reports, regulatory database searches, engineering reports, search fees, and other reasonable out-of-pocket third-party expenses, each of Sponsor LLC and Fertitta Partners agrees to pay such reasonable out-of-pocket costs and expenses (whether incurred before or after the date hereof), upon the occurrence of the Closing of the transactions contemplated hereunder.

4.             Disclosure.  Sponsor LLC and Fertitta Partners agree that this Commitment Letter is for their confidential use only and will not be disclosed by Sponsor LLC or Fertitta Partners to any person other than its respective accountants, attorneys and other advisors, its potential equity investors and their accountants, attorneys and advisors, and Target and its advisors, and then only on a “need to know” basis in connection with the CMBS Loan and on a confidential basis.  Notwithstanding the foregoing, Sponsors, Sponsor LLC and Fertitta Partners may: (i) make public disclosure of the existence of the Commitments, (ii) file a copy of this Commitment Letter in any public record in which it is required by law to be filed, and (iii) make such other public disclosures of the terms and conditions hereof as Sponsors, Sponsor LLC and Fertitta Partners are required by law (including any applicable SEC regulations), in the opinion of its counsel, to make.

Each of Sponsor LLC and Fertitta Partners represents and warrants that all information that has been or will hereafter be made available by Sponsor LLC, Fertitta Partners, the Principal Investors, or any of their representatives in connection with the CMBS Loan to the Initial Lenders or any of their representatives or any potential lender, taken as a whole, are and will be correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were or are made; provided that with respect to all statements, estimates and projections regarding future performance of Sponsor Holdco, the Borrower, Target and their respective subsidiaries, if any, that have been or will be prepared by the Borrower Parties or any of their representatives and made available to the Initial Lenders or any of their representatives or any potential Lender in connection with the financing contemplated hereby have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and that no assurance can be given that such Projections will be realized).  Each of Sponsor LLC and Fertitta Partners agrees to supplement the information and projections from time to time to the extent necessary to cause the representations and warranties contained in this paragraph to remain correct.

The Initial Lenders shall take normal and reasonable precautions and exercise due care to maintain the confidentiality of information provided to them by the Borrower Parties in connection with this Commitment Letter, except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by the Initial Lenders, or (ii) was or becomes available from a source other than the Borrower Parties not known to the Initial Lenders to be in breach of an obligation of confidentiality to the Borrower Parties in the disclosure of such information.  The foregoing shall not be deemed to restrict the Initial Lenders from disclosing such information (a) at the request or pursuant to any requirement of any governmental authority; (b) pursuant to subpoena or other court process, provided that the Initial Lenders will provide the Borrower parties with prior notice of such court process to the extent reasonably feasible; (c) when required to do so in accordance with the provisions of applicable law; (d) to the extent required in connection with any litigation or proceeding to which the Initial Lenders or their affiliates may be a party, provided that the Initial Lenders will provide the Borrower parties with prior notice of such court process to the extent reasonably feasible; (e) to the extent required in connection with the exercise of any remedy hereunder or under any loan document; (f) to the Initial Lenders’ independent auditors, rating agencies, and other professional advisors; and (g) to any prospective participant, investor, or assignee in connection with a syndication or securitization, subject to the confidentiality provisions contained herein.

5.             Expiration and Termination of Commitments.  The Commitments shall: (i) expire if this Commitment Letter is not countersigned and returned to the undersigned prior to 11:59 p.m. Los Angeles time (the “Expiration Time”) on October 16, 2007 (the “Expiration Date”); and (ii) terminate if the Closing does not occur prior to the Termination Date.  In addition, if the definitive agreement with respect to the Acquisition (as it may be amended, the “Acquisition Agreement”) is terminated prior to the consummation of the Transaction, the Commitments will terminate on the date of the termination of the Acquisition Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions).  Sponsor LLC’s and Fertitta Partners’s respective obligations under Sections 2, 3, and 4 relating to fees, indemnification, costs and expenses and confidentiality shall survive the expiration or termination of the Commitments.

6.             Representations and Warranties.  The Initial Lenders’ commitments and agreements hereunder are subject solely to the conditions set forth in the attachments to this Commitment Letter.  Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation for the CMBS Loan or any other letter agreement or other undertaking concerning the Transaction to the contrary, the only representations relating to the Borrower, the Target, its subsidiaries and their businesses the making of which shall be a condition to the closing of the CMBS Loan on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you would, but for the application of clause (z) in the lead-in to Article IV of the Acquisition Agreement, have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below).  “Specified Representations” means the representations of the Borrower Parties set forth in the Term Sheet and relating to entity power and authority to enter into the documentation relating to the CMBS Loan, due authorization, execution, delivery and enforceability of such documentation, single purpose entity requirements, such documentation not conflicting with or creating a breach or default under charter documents, law or material contracts (it being understood that, subject to customary qualifications, the non-contravention representation shall not be qualified as set forth in the disclosures to Section 4.4 of the Acquisition Agreement), Federal Reserve margin regulations, the Investment Company Act, Property Specific Representations (provided, however, the making of such Property Specific Representations shall only be a condition to the closing of the CMBS Loan on the Closing Date, to the extent a breach thereof would result in a “Material Adverse Effect on the Company” (as defined in the Acquisition Agreement)), and the perfection and priority of the security interests granted in the proposed collateral.  In addition, in the event a breach of Property Specific Representations results in a Portfolio MAE, the Initial Lenders shall have the right to implement a Property Substitution.  As used herein: (A) a Portfolio MAE shall mean a material adverse effect on the Properties taken as a whole, or the operations, business or condition (financial or otherwise) of Borrower, taken as a whole; and (B) Property Substitution shall mean that the Initial Lenders may designate Real Property Interests comprising one or more casino and hotel projects owned by Target (through its subsidiaries) (“Substituted Properties”), which would be conveyed to Senior Borrower in lieu of one or more of the Properties so as to avoid the Portfolio MAE; provided, however, that (i) the designation and conveyance of the Substituted Properties shall be subject to compliance with the other terms and conditions of this Commitment Letter; (ii) all parties shall act reasonably in implementing the Property Substitution consistent with the objective of avoiding the Portfolio MAE while preserving the material terms set forth in the Term Sheet; and (iii) in no event shall such Property Substitution result in an inability to render the opinions contemplated in Section 10 of Exhibit A attached hereto.

7.                                       Miscellaneous: The following provisions shall be applicable both to this Commitment Letter and to the Fee Letter.

(a)           Reliance on Information.  In undertaking its respective Commitment, each of the Initial Lenders is relying and will continue to rely, without independent verification, thereof, on the accuracy of the information furnished to it by the Borrower Parties, or on their behalf, and the representations and warranties made by Sponsor LLC and Fertitta Partners herein.  The Initial Lenders may also rely on any publicly available information issued or authorized to be issued by Borrower Parties or any of their subsidiaries or affiliates.  The Initial Lenders have no obligation to investigate, and have not undertaken any independent investigation of, any information or materials, public or otherwise, made available by Borrower Parties or any of their subsidiaries or affiliates.  The respective obligations of the Initial Lenders under this Commitment Letter are made solely for the benefit of Sponsors, Sponsor LLC and Fertitta Partners and may not be relied upon or enforced by any other person or entity.

(b)           Complete Agreement; Waivers and Other Changes to be in Writing.  This Commitment Letter (together with the Fee Letter) supersedes all previous negotiations, agreements and other understandings relating to the CMBS Loan, including, without limitation, previous discussions regarding the terms contained on the attached Exhibits.

Please note, however, that the terms and conditions to be set forth in the Loan Documents are not limited to those set forth herein or in the attached Exhibits, provided that unless specifically agreed by the Borrower Parties, they shall not be inconsistent with any provision of this Commitment Letter or the attached Exhibits.  Those matters that are not covered or made clear herein or in the attached Exhibits are subject to further mutual agreement of the parties.  No alteration, waiver, amendment or supplement of or to this Commitment Letter or the Fee Letter shall be binding or effective unless the same is set forth in a writing signed by a duly authorized representative of each party hereto or thereto.

(c)           Power, Authority and Binding Effect.  Each of the parties hereto represents and warrants to each of the other parties hereto that (i) it has all requisite power and authority to enter into this Commitment Letter and the Fee Letter and (ii) each of this Commitment Letter and the Fee Letter has been duly and validly authorized by all necessary corporate action on the part of such party, has been duly executed and delivered by such party and constitutes a legally valid and binding agreement of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally.

(d)           Time of Essence.  Time shall be of the essence whenever and wherever a date or period of time is prescribed or referred to in this Commitment Letter.

(e)           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York.  The Initial Lenders’ respective obligations as set forth herein shall be subject to all regulatory requirements applicable to them (but such requirements shall not permit the Initial Lenders to terminate this Commitment Letter).

EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS COMMITMENT OR THE TRANSACTIONS OR THE MATTERS CONTEMPLATED BY THIS COMMITMENT LETTER.  EACH PARTY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER, THE TRANSACTIONS CONTEMPLATED BY THIS COMMITMENT LETTER OR ANY MATTERS RELATED TO THIS COMMITMENT LETTER.  IN THE EVENT OF LITIGATION, THIS LETTER MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(f)            No Rights or Liability.  Neither this Commitment Letter nor the Fee Letter create, nor shall any of them be construed as creating, any rights enforceable by a person or entity not a party hereto, except as provided in the indemnification provisions.  Each of Sponsor LLC and Fertitta Partners, on behalf of itself, each other Borrower Party and the Sponsors, acknowledges and agrees that: (i) none of the Initial Lenders, any arranger, bookrunner or agent acting on behalf of any of the Initial Lenders is, nor shall any one of them be construed as, a fiduciary or agent of any Borrower Party or any other person and except as expressly set forth herein, shall have no duties or liabilities to any such person’s equity holders or creditors by virtue of this Commitment Letter or the Fee Letter, all of which are hereby expressly waived; (ii) none of the Initial Lenders nor any arranger, bookrunner or agent acting on behalf of any of the Initial Lenders shall have any liability (including, without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements resulting from any negligent act or omission of any of them), whether direct or indirect, in contract, tort or otherwise, to any Borrower Party (including, without limitation, their respective equity holders and creditors) or any other person for or in connection with this Commitment Letter, the Fee Letter or the CMBS Loan, except that a claim in contract for damages recoverable in a contract action that were caused by a breach of any contractual obligation expressly set forth in any written agreement signed by the party against which enforcement of such claim is sought shall not be impaired hereby (provided that no punitive damages are permitted hereunder), and (iii) the Initial Lenders were induced to enter into this Commitment Letter and the Fee Letter by, inter alia, the provisions in Sections 3, 4, and 7 herein.  Without limiting the foregoing, each of Sponsor LLC and Fertitta Partners, on behalf of itself, each other Borrower Party and the Sponsors, acknowledges and agrees that (x) DB Initial Lender shall not have any liability to any Sponsor, Sponsor LLC, Borrower or any other person for or in connection with any act or omission of JPMorgan; and (y) JPMorgan shall not have any liability to any Sponsor, Sponsor LLC, Fertitta Partners, Borrower or any other person for in or in connection with any act or omission of DB Initial Lender; it being understood and agreed that the Commitment of each is several and independent of the other.

(g)           No Liability for Special or Punitive Damages.  To the fullest extent that a claim for punitive damages may lawfully be waived, no party hereto shall ever be liable for any punitive damages on any claim (whether founded in contact, tort, legal duty or any other theory of liability) arising from or related in any manner to this Commitment Letter or the negotiation, execution, administration, performance, breach, or enforcement of this Commitment Letter or the instruments and agreements evidencing, governing or relating to the CMBS Loan contemplated hereby or any amendment thereto or the consummation of, or any failure to consummate, the CMBS Loan or any act, omission, breach or wrongful conduct in any manner related thereto.

(h)           Counterparts.  This Commitment Letter may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Commitment Letter by facsimile shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

(i)            Amendment and Restatement.  This Commitment Letter amends and restates that certain Second Amended and Restated (CMBS) Financing Commitment Letter, dated as of May 3, 2007 (the “Existing Bank Commitment Letter”), among Sponsor LLC, Fertitta Partners, DB, GACC and JPMorgan, and shall be deemed to supersede in its entirety the Existing Bank Commitment Letter, and the Existing Bank Commitment Letter is hereby terminated and of no further force or effect.    The Fee Letter amends and restates that certain Fee Letter, dated as of December 8, 2006 (the “Existing Fee Letter”), among Sponsor LLC, DB, GACC and JPMorgan, and shall be deemed to supersede in its entirety the Existing Fee Letter, and the Existing Fee Letter is hereby terminated and of no further force or effect.

Please evidence your acceptance of the provisions of this Commitment Letter, including, without limitation, the attached Exhibits, by (i) signing the enclosed copy of this Commitment Letter; and (ii) returning the signed Commitment Letter to the undersigned at or before the Expiration Date, the time at which the Commitments (if not so accepted prior thereto) will expire.

Very truly yours,

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ Todd O. Sammann
Name: Todd O. Sammann
Its: Managing Director

By:	/s/ Eric M. Schwartz
Name: Eric M. Schwartz
Its: Managing Director

GERMAN AMERICAN CAPITAL CORPORATION

By:	/s/ Todd O. Sammann
Name: Todd O. Sammann
Its: Vice President

By:	/s/ Eric M. Schwartz
Name: Eric M. Schwartz
Its: Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

S-1

JPMORGAN CHASE BANK, N.A.

By:	/s/ Michael Mesard
Name: Michael Mesard
Its: Executive Director

[SIGNATURES CONTINUED ON NEXT PAGE]

S-2

ACCEPTED this 15th day of October, 2007

FERTITTA COLONY PARTNERS LLC

By:	/s/ Frank J. Fertitta, III

Name: Frank J. Fertitta, III

Title: Authorized Member

FERTITTA PARTNERS LLC

By:	/s/ Frank J. Fertitta, III

Name: Frank J. Fertitta, III

Title: Authorized Member